Exhibit 99

Investor Contact:                                             Media Contact:
Emma Jo Kauffman                                              Andrea Ewin Turner
(615) 855-5525                                                (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED OCTOBER SALES AND ANNOUNCES THIRD QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. - November 7, 2002 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the October four-week period ended November 1, 2002, equaled $475.4 million compared with $418.4 million last year, an increase of 13.6 percent. Same-store sales for the October period increased
4.5 percent compared with an 8.5 percent increase in the October period of 2001. The average customer purchase in October was approximately $8.34 compared to $8.32 in the same period last year. Customer transactions in same-stores increased approximately 5.7 percent.

October sales by major merchandise category:

                               2002                 2001         Est. Same-Store
                         Percent of Sales     Percent of Sales     Sales Change
                         ----------------     ----------------     ------------
   Highly Consumable            63%                 60%                +10%
   Home Products                12%                 13%                  0%
   Basic Clothing               11%                 12%                 -4%
   Hardware and Seasonal        13%                 14%                 -5%

For the third quarter ended November 1, 2002, Dollar General's total retail sales increased 14.4 percent to $1.5 billion from $1.3 billion in the same period a year ago. Same-store sales for the third quarter increased 5.2 percent.

For the 39-week period ended November 1, 2002, Dollar General's total retail sales increased 16.2 percent to $4.3 billion from $3.7 billion in the same period a year ago. Same-store sales for the 39-week period increased 7.2 percent. Year-to-date, the Company has opened 575 new stores and closed 39 stores. As of November 1, 2002, Dollar General operated 6,076 stores in 27 states.

Dollar General is scheduled to announce earnings for the third quarter ended November 1, 2002, on Tuesday, November 26, 2002. The Company will host a conference call on Tuesday, November 26, 2002, at 5 p.m. EDT to discuss the quarter's results. The passcode for the conference call is "Dollar General." If you wish to participate, please call (484) 630-6177 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com.

Sales Outlook:
--------------
For the four-week November period ending November 29, 2002, the Company expects total sales to increase 8 to 11 percent. Same-store sales are expected to increase 0 to 3 percent compared with a same-store sales increase of 2.8 percent in the November period last year. The November 2002 period includes five fewer shopping days for the traditionally strong sales week following Thanksgiving than in 2001. November sales results will be released on Thursday, December 5, 2002.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION, INCLUDING INFORMATION REGARDING THE COMPANY'S FUTURE SALES OUTLOOK. THE WORDS "BELIEVE," "ANTICIPATE," "PROJECT," "PLAN," "EXPECT," "ESTIMATE," "OBJECTIVE,"


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"FORECAST," "GOAL," "INTEND," "WILL LIKELY RESULT," OR "WILL CONTINUE" AND
SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY BELIEVES THE ASSUMPTIONS UNDERLYING THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THE FACTORS THAT MAY RESULT IN ACTUAL RESULTS DIFFERING FROM SUCH FORWARD-LOOKING INFORMATION INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO MAINTAIN ADEQUATE LIQUIDITY THROUGH ITS CASH RESOURCES AND CREDIT FACILITIES; THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE COMPANY'S CREDIT FACILITIES (OR OBTAIN WAIVERS FOR NON-COMPLIANCE); TRANSPORTATION AND DISTRIBUTION DELAYS OR INTERRUPTIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF THE RECENT WEST COAST DOCK-WORKERS' STRIKE AND ANY ONGOING WORK SLOWDOWN ON THE ECONOMY AND ON THE COMPANY'S ABILITY TO RECEIVE INVENTORY; INVENTORY RISKS DUE TO SHIFTS IN MARKET DEMAND; CHANGES IN PRODUCT MIX; INTERRUPTIONS IN SUPPLIERS' BUSINESSES; FUEL PRICE AND INTEREST RATE FLUCTUATIONS; A DETERIORATION IN GENERAL ECONOMIC CONDITIONS CAUSED BY ACTS OF WAR OR TERRORISM; TEMPORARY CHANGES IN DEMAND DUE TO WEATHER PATTERNS; DELAYS ASSOCIATED WITH BUILDING, OPENING AND OPERATING NEW STORES; AND THE IMPACT OF THE SEC INQUIRY RELATED TO THE RESTATEMENT OF THE COMPANY'S FINANCIAL STATEMENTS.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS RELEASE. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS RELEASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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